Exhibit (d)(11)

PROTHENA CORPORATION PLC

2018 LONG TERM INCENTIVE PLAN

Option Award Agreement – Cover Sheet

Prothena Corporation plc, an Irish public limited company (the “Company”), hereby grants an Option to acquire its Shares to the individual named below. The terms and conditions of the Option are set forth in this cover sheet, in the attached Option Award Agreement and in the Prothena Corporation plc 2018 Long Term Incentive Plan (the “Plan”). All capitalized terms used but not defined in this cover sheet and the attached Option Award Agreement will have the meanings ascribed to such terms in the Plan.

Granted to:

Grant Date:

Shares subject to the Option:

Exercise Price per Share:

Expiration Date:

Vesting Start Date:

Vesting Schedule:

By signing this cover sheet, you agree to all of the terms and conditions described in the attachment and in the Plan.

Signature:		Date:

Company:
Company Secretary

PROTHENA CORPORATION PLC

2018 LONG TERM INCENTIVE PLAN

Option Award Agreement

Nonqualified Stock Option	For U.S. tax purposes, this Option is intended to be a Nonqualified Stock Option and not an Incentive Stock Option (ISO), and will be interpreted accordingly.

Vesting

Your right to exercise this Option vests in increments over the [            ] period, commencing on the Vesting Start Date, as shown on the cover sheet. The percentage of the total number of Shares for which this Option will vest and become exercisable is as follows:

[Vesting Schedule]

The vesting will be cumulative and will not exceed 100% of the Shares subject to the Option. If the vesting results in fractional Shares, the number of Shares that vests on the relevant vesting date will be rounded down to the nearest whole number.

Except as otherwise provided in the Plan, the entire Option vests and becomes exercisable if (i) within twenty-four (24) months following a Change in Control, your employment with the Company or one of its Subsidiaries is terminated for any reason other than Cause (as defined below) or you resign for Good Reason (as defined below); (ii) you die while you are still an employee of the Company or a Subsidiary, as applicable; or (iii) your service as an employee of the Company or a Subsidiary, as applicable, terminates because of your Total and Permanent Disability (as defined below).

As used herein, and except as otherwise defined in an employment agreement between you and the Company or one of its Subsidiaries to the extent applicable, “Cause” shall mean any of the following: (a) your willful breach, habitual neglect, or poor performance of your job duties and responsibilities, as determined by the Company in its sole discretion; (b) your conviction (or the entry of a guilty plea or plea of nolo contendre) of any crime, excluding minor traffic offenses; (c) your commission of an act of dishonesty or breach of fiduciary duty; (d) your commission of a material violation of any of the personnel policies of the Company or a Subsidiary, as applicable, including but not limited to, violations of the Company’s confidentiality or stock trading policies or its policies against any form of harassment; or (e) any action or omission by you, which, as reasonably determined by the Company, is contrary to the business interest, reputation or goodwill of the Company or a Subsidiary.

As used herein, and except as otherwise defined in an employment agreement between you and the Company or one of its Subsidiaries to the extent applicable, “Good Reason” means (a) a material diminution in your authority, duties or responsibilities or a material diminution in your total base compensation (in each case, as determined by the Company in its sole discretion), or (b) that your primary job site is relocated and your new location increases your commute between home and work by at least thirty (30) miles (however, this does not apply to field-based sales representatives or similar field-based positions) or in the Company’s reasonable opinion, the new location requires that you move your home to a new location at least thirty (30) miles away from your home immediately prior to the change.

In order to receive the benefits of a resignation for “Good Reason”, you must provide your employer with written notice within ninety (90) days after the occurrence of such event and the employer shall then have thirty (30) days to cure such event. If the employer does not cure the event giving rise to Good Reason, your employment will terminate on the first day immediately following the end of thirty (30) day cure period.

Except as provided above and elsewhere in this Agreement, or as otherwise provided in a written employment agreement between you and the Company or one of its Subsidiaries, all Shares will cease vesting as of the date your service with the Company or a Subsidiary, as applicable, has terminated for any reason.

Term	Your Option will expire in any event at the close of business at the Company’s registered office on the tenth anniversary of the Grant Date, as shown on the cover sheet. (It will expire earlier if your service with the Company or a Subsidiary, as applicable, terminates – as described below.)

Death	If you die prior to expiration of this Option, then your right to purchase vested Shares under this Option will expire at the close of business at the Company’s registered office on the date that is twelve (12) months after the date of death (or on the tenth anniversary of the Grant Date, if earlier). During that twelve-month (12) period, your estate or heirs may exercise this Option.

Disability	If your service as an employee of the Company or a Subsidiary, as applicable, terminates because of your Total and Permanent Disability, then your right to purchase vested Shares under this Option will expire at the close of business at the Company’s registered office on the date that is twelve (12) months after your termination date (or on the tenth anniversary of the Grant Date, if earlier). “Total and Permanent Disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

Other Termination

If your service as an employee of the Company or a Subsidiary, as applicable, terminates for any reason other than those set forth in the immediately preceding two paragraphs, then your right to purchase vested Shares under this Option will expire at the close of business at the Company’s registered office on the 90th day after your termination date (or on the tenth anniversary of the Grant Date, if earlier).

The Company determines when your service with the Company or a Subsidiary, as applicable, terminates for this purpose including, for the avoidance of doubt, whether your Option will continue to vest during any notice period applicable to your termination.

Leaves of Absence

For purposes of this Option, your service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. But, except as otherwise required by law, your service will be treated as terminating ninety (90) days after you went on leave, unless your right to return to active work is guaranteed by law or by a contract. Your service terminates, in any event, when the approved leave ends, unless you immediately return to active work.

The Company determines which leaves count for this purpose.

Restrictions on Exercise	The Company will not permit you to exercise this Option if the issuance of Shares at that time would violate any law, regulation or Company policy.

Notice of Exercise

When you wish to exercise this Option, you must complete and execute such documents, if any, and complete such processes, that the Company or a securities broker approved by the Company may require to accomplish the Option exercise (“Notice of Exercise”).

If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment	When you submit your Notice of Exercise, you must include payment of the exercise price for the Shares you are purchasing. Payment may be made in one (or a combination of both) of the following forms:

•  Your personal check, a cashier’s check or a money order.

•  Irrevocable directions to a securities broker approved by the Company to sell your Shares subject to the Option and to deliver all or a portion of the sale proceeds to the Company in payment of the exercise price. (The balance of the sale proceeds, if any, less withholding taxes, will be delivered to you.) The directions must be given by signing forms, if any, provided by the Company or the securities broker.

With the consent of the Administrator, payment may also be made by any other method set forth in Section 6.5 of the Plan.

Taxes

All obligations of the Company under this Agreement shall be subject to the rights of your employer to withhold amounts required to be withheld for any Taxes (as defined below), if applicable.

Regardless of any action the Company and/or your employer take with respect to any or all Taxes, you acknowledge that the ultimate liability for all Taxes is and remains your responsibility and may exceed the amount actually withheld by the Company or your employer. You further acknowledge that the Company and/or your employer (i) make no representations or undertakings regarding the treatment of any Taxes in connection with any aspect of the Option, including the grant, vesting or exercise of the Option, the subsequent sale of any Shares purchased upon exercise of the Option; and (ii) do not commit to, and are under no obligation to, structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Taxes or achieve any particular tax result. Further, if you are subject to Taxes in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the employer (or former employer, as applicable) may be required to withhold or account for Taxes in more than one jurisdiction.

Prior to the relevant taxable event, you agree to make arrangements satisfactory to the Company and/or your employer to satisfy all Taxes. In this regard, you authorize the Company and/or your employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Taxes by withholding from any wages or other cash compensation paid to you by the Company and/or your employer.

For purposes of this Agreement, “Taxes” means any applicable income tax, employment tax, payroll tax, social security tax, social insurance, contributions, payment on account obligations, national and local tax or other payments required to be withheld, collected or accounted for in connection with the Option exercise.

Restrictions on Resale	By signing this Agreement, you agree not to sell any Shares received upon exercise of the Option at a time when applicable laws, regulations or Company policies prohibit a sale.

Transfer of Option

Prior to your death, only you may exercise this Option. You cannot transfer or assign this Option. For instance, you may not sell this Option or use it as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may, however, dispose of this Option in your will.

Regardless of any marital property settlement agreement, the Company or a securities broker, as applicable, is not obligated to honor a Notice of Exercise from your former spouse, nor is the Company or the securities broker obligated to recognize your former spouse’s interest in your Option in any other way.

Retention Rights	Neither your Option nor this Agreement gives you the right to be retained by the Company or any Subsidiary in any capacity. The Company and its Subsidiaries reserve the right to terminate your service at any time, with or without Cause, subject to applicable law.

Shareholder Rights	You, or your estate or heirs, have no rights as a shareholder of the Company with respect to any Shares subject to the Option until a proper Notice of Exercise has been submitted, the exercise price has been tendered and you, or your estate or heirs, become a holder of such Shares. No adjustments are made for dividends or other rights if the applicable record date occurs before a proper Notice of Exercise has been submitted and the exercise price has been tendered, except as described in the Plan.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of Shares covered by this Option and the exercise price per Share may be adjusted pursuant to the Plan. In the event where the Company is a party to a merger, this Option will be handled in accordance with the Plan.

No Entitlement or Claims for Compensation

In accepting the grant of this Option, you acknowledge the following:

•  The Plan is established voluntarily by the Company, the grant of options under the Plan is made at the discretion of the Committee and the Plan may be modified, amended, suspended or terminated by the Company at any time.

•  The grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past.

•  All decisions with respect to future option grants, if any, will be at the sole discretion of the Committee.

•  You are voluntarily participating in the Plan.

•  This Option and any Shares purchased upon exercise of this Option are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or any Subsidiary (including, as applicable, your employer) and which are outside the scope of an employment agreement between you and the Company or one of its Subsidiaries to the extent applicable.

•  This Option and any Shares purchased upon exercise of this Option and their value are not to be considered part of your normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, payment in lieu of notice, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

•  This Option and the Shares purchased upon exercise of this Option are not intended to replace any pension rights or compensation.

•  In the event that your employer is not the Company, the grant of this Option will not be interpreted to form an employment or service agreement with the Company and, furthermore, the grant of this Option will not be interpreted to form an employment or service agreement with your employer or any Subsidiary of the Company and shall not interfere with the ability of the Company, the employer or any Subsidiary of the Company, as applicable, to terminate your employment or service relationship (if any).

•  The future value of the Shares underlying the Option is unknown and cannot be predicted with certainty. If the Shares underlying the Option do not increase in value, the Option will have no value. If you exercise your Option and obtain Shares subject to the Option, the value of those Shares obtained upon exercise may increase or decrease in value, even below the Exercise Price.

•  You acknowledge and agree that none of the Company or any of its Subsidiaries shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Option or of any amounts due to you pursuant to the exercise of the Option or the subsequent sale of any Shares purchased upon exercise.

•  You shall have no rights, claim or entitlement to compensation or damages as a result of your termination of service as an employee of the Company or any Subsidiary for any reason whatsoever, whether or not in breach of contract or local labor law, insofar as these rights, claim or entitlement arise or may arise from your ceasing to have rights under or be entitled to exercise this Option as a result of such termination or loss or diminution in value of the Option or any of the Shares purchased through exercise of the Option as a result of such termination, and you irrevocably release the Company and its Subsidiaries, as applicable, from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, you shall be deemed to have irrevocably waived your entitlement to pursue such rights or claim.

Data Privacy

You hereby explicitly and unambiguously consent to the collection, use, disclosure and transfer, in electronic or other form, of your personal data as described in this Agreement by and among, as applicable, your employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that your employer, the Company and its Subsidiaries, as applicable, hold certain personal information about you regarding your employment, the nature and amount of your compensation and the fact and conditions of your participation in the Plan, including, but not limited to, your name, home address, telephone number and e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any equity or directorships held in the Company and its Subsidiaries, details of all options or any other entitlement to equity awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (the “Data”).

You understand that the Data may be transferred to the Company, its Subsidiaries and any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. You understand that the Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your human resources representative.

Electronic Communications	You agree to contract electronically regarding your participation in the Plan and to the receipt of electronic notifications, documents, payments or other communications from the Company in connection with the Plan, to the normal electronic mail address used by you for the purposes of your employment or such other address as may be from time to time notified for that purpose by you to the Company.

Severability	All the terms and provisions of this Agreement are distinct and severable, and if any term or provision is held unenforceable, illegal or void in whole or in part by any court, regulatory authority or other competent authority it shall to that extent be deemed not to form part of this Agreement, and the enforceability, legality and validity of the remainder of this Agreement will not be affected; if any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to make it valid, enforceable and legal.

Applicable Law	This Agreement will be interpreted and enforced under the laws of Ireland.

The Plan and Other Agreements

The text of the Plan and any amendments thereto are incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan and evidence your acceptance of the powers of the Committee of the Board of Directors of the Company that administers the Plan.